UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Exact name of Registrant as specified in its charter)

Luxembourg	001-34354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

291, Route d’Arlon

L-1150 Luxembourg

Grand Duchy of Luxembourg

(Address of principal executive offices including zip code)

+352 2469 7900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2013, Altisource Portfolio Solutions S.A. (the “Company”), as guarantor, and its wholly-owned subsidiary, Altisource Solutions S.à r.l. (“Altisource”), as borrower, entered into an Amendment No. 2 to Credit Agreement (the “Second Amendment”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto. The Second Amendment amends the existing Credit Agreement dated as of November 27, 2012 (as previously amended and as amended by the Second Amendment, the “Credit Agreement”), among the Company, as guarantor, Altisource, as borrower, the Administrative Agent, and the lenders party thereto from time to time.

Under the Second Amendment, Altisource incurred indebtedness in the form of Refinancing Debt (as defined in the Credit Agreement), the proceeds of which were used to refinance, in full, the approximately $397.5 million of term loans outstanding under the Credit Agreement immediately prior to the effectiveness of the Second Amendment.  The Refinancing Debt bears interest at lower rates and has a maturity date approximately one year later than the prior term loans.

After giving effect to the Second Amendment, all of the refinanced term loans outstanding under the Credit Agreement bear interest at rates based upon, at Altisource’s option, the Adjusted Eurodollar Rate or the Base Rate (each as defined in the Credit Agreement). Eurodollar Rate loans will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Adjusted Eurodollar Rate for the applicable interest period and (y) 1.00% plus (ii) a 3.50% margin. Base Rate loans will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the Base Rate and (y) 2.00% plus (ii) a 2.50% margin.

The Second Amendment further modified the Credit Agreement to, among other things, increase the maximum permitted amount of Restricted Junior Payments (as defined in the Credit Agreement), including share repurchases by the Company.

The refinanced term loans under the Credit Agreement must be repaid in equal consecutive quarterly principal installments, commencing on December 31, 2013.  The aggregate amount of each quarterly scheduled principal installment of the term loans is equal to approximately $1.0 million. After giving effect to the Second Amendment, all amounts outstanding under the Credit Agreement will become due on the earlier of (i) December 9, 2020, being the seventh anniversary of the effective date of the Second Amendment and (ii) the date on which the loans are declared to be due and owing by the Administrative Agent at the request (or with the consent) of the Required Lenders (as defined in the Credit Agreement) upon the occurrence of any event of default under the Credit Agreement.

This description of the Second Amendment and the Credit Agreement is not complete and is qualified in its entirety by reference to the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference, and to the Credit Agreement in existence prior to the Second Amendment, a copy of which was attached as Exhibit 10.1 to the Company’s Form 8-K filed on December 3, 2012, as previously amended by Amendment No. 1 to Credit Agreement, a copy of which was attached as Exhibit 10.1 to the Company’s Form 8-K filed on May 13, 2013.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
Exhibit 10.1

Amendment No. 2 to Credit Agreement, dated as of December 9, 2013, among Altisource Solutions S.à r.l., as borrower, Altisource Portfolio Solutions S.A., Bank of America, N.A, as Administrative Agent, and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2013

Altisource Portfolio Solutions S.A.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Chief Financial Officer